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                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Spatializer Audio Laboratories, Inc.:


We consent to the use of our report incorporated herein by reference in the registration statements on Form S-3 (No. 333-12035) and on Form S-8 (No. 33-98168) on the consolidated balance sheets of Spatializer Audio Laboratories, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Spatializer Audio Laboratories, Inc.



                                        /s/ KPMG Peat Marwick LLP


Los Angeles, California
June 24, 1998